Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 9, 2004, with respect to the statement of revenue and certain expenses of TRC Pinnacle Towers, L.L.C. for the year ended December 31, 2003 included in Corporate Office Properties Trust’s Current Report on Form 8-K dated April 15, 2004 and filed on September 22, 2004 incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-87384) of Corporate Office Properties Trust pertaining to the Supplemental Nonqualified Deferred Compensation Plan of Corporate Office Properties Trust.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 22, 2004